EXHIBIT 99.1


Contact:  Suzanne H. Wood
             (336) 664-2400

               OAKWOOD HOMES CORPORATION CLOSES
                  NEW LOAN PURCHASE FACILITY

GREENSBORO, N.C., February 26, 2001 - Oakwood Homes Corporation (NYSE - OH) announced today that it has entered into a three-year, $200 million loan purchase facility with a financial institution. The new facility replaces the Company's $250 million facility with a commercial paper issuer, which was scheduled to expire in October 2001.

The new facility purchases loans from the Company and holds them for later securitization. The facility matures in February 2004. As part of the agreement, the Company issued to a sister company of the financial institution a warrant to acquire approximately 9.5 million shares of the Company's common stock at a price of approximately $1.97 per share. The warrant, which is immediately exercisable, expires in February 2009.

Management believes that the size of this facility, as supplemented by the Company's other sources of liquidity, is sufficient to meet the Company's cash needs given its current level of operations. As previously reported, the Company is also currently negotiating a multi-year credit facility to replace its existing revolving credit facility, which matures in October 2001. However, there can be no assurance that the Company will be able to finalize such facility.

Oakwood Homes Corporation and its subsidiaries are engaged in the production, sale, financing and insuring of manufactured housing throughout the United States.

This press release contains certain forward-looking statements and information based on the beliefs of the Company's management as well as assumptions made by, and information currently available to, the Company's management. These statements include those relating to the adequacy of our short-term credit facilities. Words like "believes" and similar expressions used in this press release are intended to identify other such forward-looking statements.

These forward-looking statements reflect the current views of the Company with respect to future events and are subject to a number of risks, including, among others, the following: competitive industry conditions could further adversely affect sales and profitability; the Company may be unable to access sufficient capital to fund its operations; the Company may recognize special charges or experience increased costs in connection with securitizations or other financing activities; the Company may recognize special charges or experience increased costs in connection with restructuring activities; adverse changes in governmental regulations applicable to the Company's business could negatively impact its business; the Company could suffer losses resulting from litigation; the captive Bermuda reinsurance subsidiary could experience significant losses; the Company could experience increased credit losses or higher delinquency rates on loans that it originates; negative changes in the general economic conditions in our markets could adversely impact the Company; the Company could lose the services of its key management personnel; and any other factors that generally affect companies in its lines of business could also adversely impact the Company. Should the Company's underlying assumptions prove incorrect or should one or more of the risks or uncertainties materialize, actual events or results may vary materially and adversely from those described herein as anticipated, expected, believed or estimated.